UNITED  STATES
                          SECURITIES  AND  EXCHANGE  COMMISSION
                                WASHINGTON,  D.C.  20549

                                      FORM  12b-25

                           Commission  File  Number  0-27735

                              NOTIFICATION  OF  LATE  FILING

(CHECK  ONE):  /X/Form 10-K / /Form 20-F / /Form 11-K / /Form 10-Q / /Form N-SAR

                 For  Period  Ended:  December  31,  1999
                                  --------------------------------------------
                 /  /  Transition  Report  on  Form  10-K
                 /  /  Transition  Report  on  Form  20-F
                 /  /  Transition  Report  on  Form  11-K
                 /  /  Transition  Report  on  Form  10-Q
                 /  /  Transition  Report  on  Form  N-SAR
                 For  the  Transition  Period  Ended:
                                                 ------------------------------
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  READ  INSTRUCTION  (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.
    NOTHING  IN  THIS  FORM  SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
               VERIFIED  ANY  INFORMATION  CONTAINED  HEREIN.
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If  the  notification relates to a portion of the filing checked above, identify the  Item(s)  to  which  the  notification  relates:

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PART  I  --  REGISTRANT  INFORMATION
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Full  Name  of  Registrant
Asia4Sale.com,  Inc.
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Former  Name  if  Applicable
H&L  Investments,  Incorporated
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Address  of  Principal  Executive  Office  (Street  and  Number)
2465  West  12th  Street,  Suite  2,  Tempe  AZ  85281-6935
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City,  State  and  Zip  Code

PART  II  --  RULES  12b-25(b)  AND  (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

       (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
       (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof,
/X/ will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
       (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


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PART  III  --  NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed).

The Registrant is unable to file timely the Form 10-KSB due to the Registrant's inability to obtain and complete its review of financial information relating to its foreign subsidiaries.


PART  IV  --  OTHER  INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

    James  Emberton                          (480)              505-0070
    ----------------------------------  ----------------- ----------------------
                    (Name)                (Area  Code)      (Telephone  Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that  the  registrant  was  required  to  file such report(s) been filed? If
    answer  is no, identify report(s).                           /X/ Yes  / / No

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(3)  Is  it  anticipated  that  any  significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or
    portion  thereof?                                            / / Yes  /X/ No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                           Asia4Sale.Com,  Inc.
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                 (Name  of  Registrant  as  Specified  in  Charter)

    has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


    Date   April  2,  2001                        By   /s/  James  Emberton
    ---------------------------------------    ----------------------------
                                                   James  Emberton
                                                   Chief  Financial  Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


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____________________________________ATTENTION__________________________________

  INTENTIONAL  MISSTATEMENTS  OR  OMISSIONS  OF FACT CONSTITUTE FEDERAL CRIMINAL
                      VIOLATIONS  (SEE  18  U.S.C.  1001).
_______________________________________________________________________________


                             GENERAL  INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule O-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

5. ELECTRONIC FILERS. This form shall not be used by electronic filers unable to timely file a report solely due to electronic difficulties. Filers unable to submit a report within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or Rule 202 of Regulation S-T (Section 232.201 or Section 232.202 of this chapter) or apply for an adjustment in filing date pursuant to Rule 13(b) of Regulation S-T
   (Section  232.13(b)  of  this  chapter).


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